EXHIBIT 21.1

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
LIST OF SUBSIDIARIES

1. Telecommunications Overseas Fusion Ltd., a company formed under the laws of Mauritius.

2. Efonica, FL-LLC, a company formed under the laws of United Arab Emirates.

3. Fusion Telco S.A., a company formed under the laws of Argentina.

4. African Communications Company S.A., a company formed under the laws of Senegal.

5. Seamless International Communications, LLC.

6. Intercontinental Communications Group, Inc.

7. Fusion Jamaica Limited, a company formed under the laws of Jamaica

8. Fusion Turkey, LLC.

9. Fusion MyA Communications, LLC.

10. International Telecom Partners, LLC.

11. Fusion Caribbean Limited.

12. Fusion VoIP Acquisition Corp., a company formed under the laws of Delaware

13. Fusion Romania Corp., a company formed under the laws of Delaware.

14. Fusion Jordan Corp., a company formed under the laws fo Delaware.

15. LDTS UZAK MESAFE TELEKOMUNIKASYON VE ILETISM HIZMETLERI SAN.TIC.A.S. (“LDTS”), a company formed under the laws of Turkey.

16. Latin Overseas Communications Corp., a company formed under the laws of Delaware.